Exhibit 10.2

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

    This First Amendment to Agreement of Purchase and Sale (the "Amendment") is dated as of September 7, 2008 by the undersigned.

Recitals

    A.  Pursuant to that certain Agreement of Purchase and Sale dated March 10, 2007, by and between M2C Global and AL Global, AL Global purchased certain assets (the "Assets") of M2C Global (the "Original Agreement").

    B.  In consideration for the purchase of the Assets, AL Global agreed to pay M2C Global the Purchase Price of $4,500,000 (the "Purchase Price") and certain bonus payments based on the M2C Distributor Sales Organization achieving certain levels of product sales pursuant to the terms of the Purchase Agreement.

    C.  Gravette, is a shareholder of M2C Global, and, as a result of such ownership, is entitled to 22% of the Purchase Price (the "Original Buy Out Amount") and 50% of the Bonus Payments (the "Gravette Bonus Amount").

    D.  Pursuant to this Amendment, the parties agree that remaining outstanding amount of the Original Buy Out Amount (the "Buy Out Amount") and the Gravette Bonus Amount shall be paid directly by AL Global to Gravette.

Agreement

    NOW, THEREFORE, for good and valuable consideration, the sufficiency of which hereby is acknowledge, the undersigned hereby enter into this Amendment and agree as follows:

    1.  Amendment.  Section 9 of Original Agreement shall be amended to provice that notwithstanding anything to the contrary contained in the Original Agreement, M2C Global directly shall pay Paul Gravette the Buy Out Amount and the Gravette Bonus Amount.

    2.  Continuation of Original Agreement.  As amended hereby, the Original Agreement remains in full force and effect according to its terms and at no time have the liabilities or obligations arising pursuant to the Original Agreement been suspended or discontinued, either temporarily or permanently.  Gravette shall not be construed as making (and expressly disclaims) any representations made by Seller in the Original Agreement by virtue of his execution of this Amendment.

    3.  Future References to the Original Agreement.  From and after the date hereof, all references to the Original Agreement in any and all agreements, instruments, mortgages, conveyances, documents, notes, certifications or writings of any kind or character shall be deemed to include this Amendment.

    4.  Conflict.  To the extent any provision of the Original Agreement conflicts with any provision of this Amendment, the provisions of this Amendment will prevail.

    5.  Agreement to Pay the Buy Out Amount and Gravette Bonus Amount.  Except as otherwise provided for in and subject to the terms of the Original Agreement, the agreement to pay the Buy Out Amount is an absolute obligation of AL Global and may not be terminated or waived for any reason, including, without limitation, a default under or termination of the Letter of Agreement between Paul Gravette and AL Global, Inc.

    6.  Binding Effect.  This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and assigns.

    7.  Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

    8.  Capitalized Terms.  All initially capitalized terms not defined in the Amendment shall have the meaning given to such terms in the Original Agreement.

    IN WITNESS WHEREOF, this Amendment has been duly executed by the undersigned effective as of the date first above written.

AL GLOBAL, INC.

By: /s/ Steve Wallach
Steve Wallach

M2C GLOBAL, INC.

By: __________
Scott McKnight

and

By: __________
Mark McKnight

/s/ Paul Gravette
Paul Gravette